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                                                                  EXHIBIT (5)(a)



                         INVESTMENT ADVISORY AGREEMENT

                                BY AND BETWEEN

                          USAA LIFE INVESTMENT TRUST

                                      AND

                      USAA INVESTMENT MANAGEMENT COMPANY
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                         INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made as of the 16th day of December, 1994 between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the State of Delaware and having a place of business in San Antonio, Texas (the "Adviser"), and USAA LIFE INVESTMENT TRUST, a business trust organized under the laws of the State of Delaware and having a place of business in San Antonio, Texas (the "Trust").

     WHEREAS, the Trust is organized and intends to engage in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

     WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust intends to initially offer shares in five series (the "Initial Funds") to be designated as the USAA Life Variable Annuity Money Market Fund, USAA Life Variable Annuity Income Fund, USAA Life Variable Annuity Growth and Income Fund, USAA Life Variable Annuity World Growth Fund, and USAA Life Variable Annuity Diversified Assets Fund (together with all other series subsequently established by the Trust, the "Funds"), each of which pursues its investment objectives through separate investment policies; and
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     WHEREAS, the Trust intends to offer shares of the Funds  to the Separate
Account of USAA Life Insurance Company ("Account") to fund benefits under variable annuity contracts ("Contracts") issued by USAA Life Insurance Company ("USAA Life"); and

     WHEREAS, the Trust, the Adviser and the Adviser's affiliate, USAA Life, have entered into an Underwriting and Administrative Services Agreement regarding the allocation of certain duties and expenses, including investment advisory expenses, among the parties; and

     WHEREAS, the Trust has entered into a Custodian Agreement with State Street Bank and Trust Company (the "Custodian") pursuant to which the Custodian will calculate the net asset value of the shares of each Fund; and

     WHEREAS, the Trust desires to retain the Adviser to render investment advisory services hereunder, and the Adviser is willing to do so.
     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.  APPOINTMENT OF ADVISER.

    (a) Initial Funds. The Trust hereby appoints the Adviser, and the Adviser hereby accepts the appointment, to act as investment adviser to each of the Initial Funds for the period and on the terms herein set forth, for the compensation herein provided.

    (b) Additional Funds. In the event that the Trust establishes one or more series of shares other than the Initial Funds with respect to which it desires to retain the Adviser to render investment advisory services hereunder, it shall so notify the Adviser in writing. If the Adviser is
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willing to render such services it shall notify the Trust in writing whereupon such series of shares shall become a Fund hereunder.

    (c) Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or be deemed an employee of the Trust.

2.  DUTIES OF ADVISER.

    The Adviser, at its own expense or pursuant to arrangements with others to bear the expenses, shall furnish the following services and facilities to the Trust, subject to the overall supervision and review of the Board of Trustees of the Trust and in accordance with, as in effect from time to time, the provisions of the Master Trust Agreement, Bylaws, Prospectus, statement of additional information, and the 1940 Act, the Internal Revenue Code (including Subchapter M, Section 817(h), and the regulations thereunder), and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance regulation):

    (a) Investment Program. The Adviser shall, as agent for the Trust, (i) furnish continuously an investment program for each Fund, (ii) determine what investments shall be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund shall be held uninvested, and (iii) make changes on behalf of the Trust in the investments of each Fund, placing all orders for the purchase and sale of investments for each Fund with brokers and dealers selected by the Adviser.

    (b) Valuation of Securities. The Adviser shall assist the Custodian (i) in valuing the securities of each Fund in such manner and on such basis as described in the then-current prospectus and statement of additional information of the Trust and (ii) in calculating the net asset value per
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share of each Fund, as described in the then-current prospectus and statement of additional information of the Trust, at the close of the regular trading session of the New York Stock Exchange (the "Exchange"), usually 4:00 p.m. Eastern time, each Monday through Friday, except days on which the Exchange is closed. The Trust shall provide, or arrange for others to provide, all necessary information for the calculation of the net asset value per share of each Fund, including the total number of Trust shares outstanding.

    The Custodian shall provide the Adviser and Trust or its designee with the net asset value per share of each Fund as soon as reasonably practical each day after the net asset value per share has been calculated.

    (c) Regulatory Reports. To the extent appropriate as a result of the Adviser's responsibilities hereunder, the Adviser shall furnish to the Trust necessary assistance, cooperation and information in the following matters, although the Trust or its designee shall have primary responsibility for such matters:

        (i) The preparation of all reports as required by Federal or state law or regulations.

        (ii) The furnishing of any information or reports in connection with the services provided hereunder as may be requested by any state insurance commissioner, which request is made to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable state insurance law or regulations.

        (iii) The preparation of prospectuses, statements of additional information, registration statements, and amendments thereto that may be required by Federal or other laws by the rules or regulations of any duly authorized commission or administrative body.

    (d) Office Space, Facilities, and Personnel. The Adviser shall furnish qualified personnel as required for the performance of its responsibilities hereunder, and, for their use, the Adviser shall
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furnish office space in the offices of the Adviser or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities, telephone service and, to the extent incidental to such responsibilities, secretarial, clerical, administrative, legal, record keeping and accounting services (in addition to those provided by the custodian and transfer agent and by independent accountants and attorneys retained by the Trust).

    (e) Information, Records, and Confidentiality. The Trust or its designees shall provide timely information to the Adviser regarding such matters as purchases and redemptions of shares in each Fund, the cash requirements, and cash available for investment in each Fund, and all other information as may be reasonably necessary or appropriate in order for the Adviser to perform its responsibilities hereunder.

    The Trust shall own and control all records maintained hereunder by the Adviser on the Trust's behalf and, upon request of the Trust or in the event of termination of this Agreement with respect to any Fund for any reason, all records relating to that Fund shall promptly be returned to the Trust, free from any claim or retention of rights by the Adviser and without charge by the Adviser except for the Adviser's direct expense.

    The Adviser shall not disclose or use any records or information obtained pursuant hereto except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable Federal or state regulatory authorities.

    The Adviser shall supply the Board of Trustees and officers of the Trust with all statistical information regarding investments which is reasonably required by them and reasonably available to the Adviser.
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    (f)  The Adviser and the Trust or its designee shall cooperate to adopt such written compliance procedures as they deem necessary to assure compliance with all federal and state securities law.

3.  ALLOCATION OF EXPENSES.

    The Trust assumes and shall pay, or shall provide for others to assume and pay, all expenses for all Trust operations and activities and shall cause the Adviser to be reimbursed, by the Trust or by others, for any such expense incurred by the Adviser. The expenses to be so assumed shall include, without limitation:

    (a) the charges and expenses of any registrar, stock transfer or dividend disbursing agent, custodian, or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;

    (b) the charges and expenses of independent auditors and independent legal counsel retained by the Trust;

    (c) brokerage commissions for transactions in the portfolio investments of the Trust and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

    (d) all taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to Federal, state or other governmental agencies;

    (e) the fees and expenses involved in the preparation of all reports as required by Federal or state law or regulations;

    (f) the expense of furnishing any information or reports in connection with the services provided hereunder as may be requested by any state insurance commissioner, which request is
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made to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable state insurance law or regulations;

    (g) fees and expenses involved in registering and maintaining registrations of the Trust and of its shares with the Securities and Exchange Commission and various states and other jurisdictions;

    (h) any activity that may be attributable to the Trust as primarily intended to result in the sale of Trust shares to other than then-current shareholders ("Shareholders"), and, as conceptualized by the Securities and Exchange Commission ("SEC"), the owners of Contracts ("Contractowners"), including the preparation, setting in type, printing in quantity and distribution of such materials as prospectuses, statements of additional information, supplements to prospectuses and statements of additional information, sales literature (including the Trust's periodic reports to Shareholders and any Account periodic report to Contractowners), advertising and other promotional material relating to either the Trust or the Account and compensation paid to sales personnel;

    (i) the preparation, setting in type, printing in quantity and distribution of materials distributed to then-current Shareholders, and as conceptualized by the SEC, Contractowners of such materials as prospectuses, statements of additional information, supplements to prospectuses and statements of additional information, periodic reports to Shareholders, and as conceptualized by the SEC, Contractowners, communications, and proxy materials (including proxy statements, proxy cards and voting instruction forms) relating to either the Trust or the Account and the processing, including tabulation, of the results of voting instruction and proxy solicitations;

    (j) all expenses of Shareholders and Trustees' meetings (exclusive of compensation and travel expenses of those Trustees and employees of the Trust who are "interested persons" of the Trust within the meaning of the 1940 Act);
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    (k)  compensation and travel expenses of those Trustees of the Trust who are not "interested persons" of the Trust within the meaning of the 1940 Act;

    (l) the expense of furnishing, or causing to be furnished to each Shareholder statements of account, including the expense of mailing;

    (m) membership or association dues for the Investment Company Institute or similar organizations;

    (n)  interest payable on the Trust's borrowings;

    (o)  postage;

    (p) extraordinary or non-recurring expenses, such as legal claims and liabilities and litigation costs and indemnification payments by the Trust in connection therewith; and

    (q) the cost of the fidelity bond required by 1940 Act Rule 17g-1 and any errors and omissions insurance or other liability insurance covering the Trust and/or its officers, directors and employees.

4.  ADVISORY FEE.

    For the services and facilities to be provided by the Adviser as provided in Paragraph 2 hereof, the Trust shall pay to the Adviser a monthly fee with respect to each Fund as soon as practical after the last day of each calendar month at a rate equal to one-fifth of one percent (1/5%) on an annual basis of the Monthly Average Net Assets (defined below) of each such Fund of the Trust for such calendar month.

    In the case of termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon
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the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets of such Fund for the business days during which it is so in effect.

    The "Monthly Average Net Assets" of any Fund of the Trust for any calendar month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Fund determined in accordance with procedures established from time to time by or under the direction of the Board of Trustees of the Trust in accordance with the Master Trust Agreement of the Trust, for each calendar day of such month, by (ii) the number of such calendar days.

5.  TRUST TRANSACTIONS.

    In connection with the management of the investment and reinvestment of the assets of the Trust, the Adviser, acting by its own officers, directors or employees, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Trust and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for the Trust. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Trust and its shareholder, the Adviser shall have the right, subject to the control of the Board of Trustees of the Trust ("Board of Trustees") to follow a policy of selecting brokers and dealers who furnish statistical, research and other services to the Trust or to the Adviser, at a higher cost to the Trust than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided. Notwithstanding the foregoing, the Adviser shall not itself execute purchase and sale transactions for the Trust, except pursuant to such explicit authorization and procedures that the Board of Trustees shall subsequently adopt.
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    The fees payable to the Adviser by the Trust hereunder shall be reduced by any tender solicitation fees or similar payments received by the Adviser, or any affiliated person of the Adviser, in connection with the tender of investments of any Fund (less any direct expenses incurred by the Adviser, or any affiliated person of the Adviser, in connection with such fees or payments). The Adviser shall use its best efforts to recapture all available tender offer solicitation fees and similar payments in connection with tenders of the securities of any Fund, provided, however, that neither the Adviser, nor any affiliate of the Adviser shall be required to register as a broker-dealer for this purpose. The Adviser shall advise the Board of Trustees of any fees or payments of whatever type which it may be possible for the Adviser or an affiliate of the Adviser to receive in connection with the purchase or sale of investment securities for any Fund.

6.  RELATIONS WITH TRUST.

    Subject to and in accordance with the Master Trust Agreement and Bylaws of the Trust or the Articles of Incorporation and Bylaws of the Adviser, it is understood that (i) Trustees, officers and designees of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, officers or otherwise, (ii) directors, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise, and (iii) the effect of any such interests shall be governed by the Master Trust Agreement and Bylaws.

7.  LIABILITY OF ADVISER.

    No provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its Shareholders or, as conceptualized by the SEC, Contractowners to which it might
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otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement. Nor shall any provision hereof be deemed to protect any Trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of his duties or the reckless disregard of his obligations and duties in the conduct of such person's office.

8.  DURATION AND TERMINATION OF THIS AGREEMENT.

    (a) Duration. This Agreement shall become effective with respect to each Initial Fund on January 3, 1995 and, with respect to any additional Fund, on the date of receipt by the Trust of notice from the Adviser in accordance with Paragraph 1(b) hereof that the Adviser is willing to serve as Adviser with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect until January 3, 1997 with respect to the Initial Funds and, with respect to each additional Fund, until two years following the date on which such Fund becomes a Fund hereunder, and shall continue in full force and effect thereafter with respect to each Fund so long as such continuance with respect to any such Fund is approved at least annually
(a) by either the Trustees of the Trust or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act and rules thereunder) of such Fund, and (b) in either event by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act and rules thereunder) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, the Board of Trustees may, from time to time, establish a new effective date for the continuance of this Agreement with respect to any
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Initial Fund and/or additional Fund; provided, that such new effective date precedes the then current termination date of the Agreement.

    Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act and rules thereunder) of any Fund shall be effective to continue this Agreement with respect to that Fund notwithstanding (A) that this Agreement has not been approved by the vote of a majority of the outstanding voting shares of any other Fund affected thereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding voting shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

    (b) Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the outstanding voting shares (as defined in the 1940 Act and rules thereunder) of such Fund, or by the Adviser on at least sixty
(60) days written notice to the other party.

    (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act and rules thereunder).

9.  NAME OF COMPANY.

    It is understood that the name "USAA," and any logo associated with that name, is the valuable property of the United Services Automobile Association, and that the Trust has the right to include "USAA" as a part of its name only so long as this Agreement shall continue and the Adviser is a wholly owned indirect subsidiary of the United Services Automobile Association. Upon termination of this Agreement the Trust shall forthwith cease to use the USAA name and any logo
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associated with that name and shall submit to its Shareholders an amendment to its Master Trust Agreement to change the Trust's name.

10.  SERVICES NOT EXCLUSIVE.

    The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

11.  SEVERABILITY.

    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12.  GOVERNING LAW.

    This Agreement shall be construed in accordance with the laws of the State of Texas and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Texas, or any of the provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control.
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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


                          USAA LIFE INVESTMENT TRUST



                          BY: /s/________________________________
                             EDWIN L. ROSANE
ATTEST:                      President



/s/____________________________
R.T. HALINSKI, JR.
Assistant Secretary

                          USAA INVESTMENT MANAGEMENT COMPANY



                          BY: /s/________________________________
                             MICHAEL J.C. ROTH
ATTEST:                      President



/s/____________________________
MICHAEL D. WAGNER
Secretary